Exhibit 99.1

FOR IMMEDIATE RELEASE
May 9, 2011

GCI Prices $325 million of New Senior Notes

Anchorage, Alaska, May 9 - General Communication, Inc. (Nasdaq: GNCMA) announced today the pricing of $325 million of new 6 ¾% Senior Notes due 2021 at a price of 100.00% (the “Notes”) to be issued by its wholly-owned subsidiary, GCI, Inc. (“GCI”).  The Notes will be senior unsecured obligations of GCI.  The net proceeds of the offering will be used to retire GCI’s outstanding senior unsecured notes due in 2014.  The offering is expected to close on May 20, 2011, subject to customary closing conditions.

GCI will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”).  The initial purchaser will offer the Notes only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under such laws or applicable exemptions from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and General Communication, Inc. and GCI expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of General Communication, Inc. and GCI, including their most recent Forms 10-Q and 10-K, for additional information about General Communication, Inc. and GCI and about the risks and uncertainties related to their business which may affect the statements made in this press release.

Contact:

Bruce Broquet,
Vice President, Finance
907-868-6660